                                       Filed pursuant to Rule 424(b)(3)
                                       Registration Nos. 333-92067, 333-92067-01
                                       333-92067-02, 333-92067-03, 333-92067-04,
                                       333-92067-05, 333-92067-06, 333-92067-07,
                                       333-92067-08, 333-92067-09, 333-92067-10,
                                       333-92067-11, 333-92067-12, 333-92067-13,
                                       333-92067-14, 333-92067-15, 333-92067-16,
                                       333-92067-17, 333-92067-18.


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 2000)

                            [ANKER COAL GROUP LOGO]

                             ANKER COAL GROUP, INC.

                            ------------------------

                               EXCHANGE OFFER FOR
                  14.25% SECOND PRIORITY SENIOR SECURED NOTES
                      DUE 2007 (PIK THROUGH APRIL 1, 2000)

     Anker Coal Group, Inc. supplements its prospectus dated February 11, 2000 with the information contained in the attached press release announcing the resignation of Anker's Chief Financial Officer.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES TO BE DISTRIBUTED IN THIS EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 18, 2000.

FOR IMMEDIATE RELEASE
FEBRUARY 16, 2000

                         ANKER COAL GROUP'S CFO RESIGNS

     Morgantown, WV -- Anker Coal Group, Inc. announced today that its Treasurer and Chief Financial Officer, Michael M. Matesic, resigned. Over the past 11 years, Mr. Matesic has held various accounting and financial positions with the Company and its subsidiaries, and has served as Treasurer and CFO since October 1997. With the recent completion of the Company's financial restructuring, Mr. Matesic resigned his position to pursue other business opportunities.

     Bruce Sparks, President of the Company, noted that "Mike made substantial contributions to the Company in his positions over the years. In addition, he was an important member of the Company's management team, particularly during its years of rapid growth in the mid to late 1990s. The Company wishes Mike every success in his future endeavors."

     The Company also announced that it will begin a search for a new CFO immediately. In the interim, Mr. Sparks will serve as the Company's Chief Financial Officer. Mr. Sparks previously served in that position from June 1985 to October 1997.

     Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

     For information, contact Bruce Sparks, President and CFO, Anker Coal Group, Inc. at (304) 594-1616.